                                                                   Exhibit 10.10





                                   June 4, 1997


PERSONAL AND CONFIDENTIAL

Mr. Howard Berke
22 Kessler Farm Drive, Apartment #680
Nashua, New Hampshire  03063

Dear Howard:

     I am writing to set forth and confirm the understanding between you and White Pine Software, Inc. (the "Company") relating to the termination of your employment with the Company.


     1. Resignation. You hereby resign as the President and Chief Executive Officer of the Company, and from all other offices you hold with the Company or any subsidiary or affiliate, such resignations to be effective as of the close of business on June 4, 1997 (the "Termination Date"). Such resignations shall be effective regardless of the continued effectiveness of this letter agreement. Notwithstanding your resignation as an officer and employee of the Company, you may continue to serve as a member of the Board of Directors of the Company for the balance of your current term, i.e., through and including September 30, 1997, but will not stand for reelection thereafter, and shall continue during any period that you continue to serve as a member of the Board to be covered by the Company's D&O policy in accordance with its terms and to be reimbursed for the reasonable cost of travel and other expenses incurred by you in attending Board meetings.

     2.   Severance Pay and Associated Benefits.

       (a) Severance Pay. After the Termination Date, the Company will continue to make salary continuation payments to you for a period (the "Severance Pay Period") of 6 months (i.e., from June 5, 1997 through December 4,
1997). Such payments will be made in accordance with the payment schedule now being employed for payment of officers at the Company and (except to the extent otherwise provided in this paragraph 2(a)) will be made at the annual rate of $175,000 per year. If, on December 5, 1997, and at two-week intervals thereafter through and including June 4, 1998, you are not (and since June 4, 1997, have not been) engaged in compensable work, whether as an employee, contractor, consultant, partner, proprietor or otherwise, in any capacity, by any corporation,

Mr. Howard Berke
June 4, 1997
Page 2

partnership or other entity or by yourself, and if you so certify in a writing delivered to Ms. Elizabeth Eatman, Director of Human Resources, White Pine Software, Inc., 542 Amherst Street, Nashua, New Hampshire 03063, the Company, upon receipt of each such certification, shall continue to pay you salary continuation payments according to the formulation set forth above for each two-week interval covered by each such certification. If during any such interval you become engaged in any compensable work as set forth above, you shall notify Ms. Eatman in writing within 72 hours of accepting any such engagement, setting forth in detail the expected annualized value of all compensation (whether in the form of salary, bonus, commission, deferred compensation or otherwise) to be paid to you in connection with any work performed for your new employer through and including June 4, 1998, regardless of when such compensation is to be paid or is paid to you. Upon receipt of any such notice of reemployment, all salary continuation payments to you by the Company shall immediately cease if the expected annualized value of all compensation to be paid to you in connection with any work performed for your new employer equals $175,000 per year, or more. If, however, the expected annualized value of all compensation to be paid to you in connection with any work performed for your new employer is less than $175,000, the Company shall continue to made reduced salary continuation payments to you as follows: At the end of each two-week interval, you shall immediately certify to Ms. Eatman in writing the actual compensation you have received during that interval in connection with your new employment. The Company will then pay you for that interval the difference between what you would have received in salary from the Company and what you actually received in all compensation, as defined above, from your new employer during the interval, provided, however, that, if you received more in total compensation from your new employer during any such interval than you would have received from the Company in salary, the overage is to be deducted from the continuing payment calculation for the next two-week interval. After June 4, 1998, and immediately upon learning the actual annualized value of all compensation to be paid to you in connection with any work performed for your new employer through and including June 4, 1998, as set forth above, you shall notify Ms. Eatman in writing of this amount, setting forth in detail the actual annualized value of all compensation. Upon receipt of said notice, if your actual annualized compensation for the period from June 5, 1997, through June 4, 1998, was or is to be less than $175,000, the Company shall immediately pay you the difference between what it paid you through June 4, 1998, and $175,000; if said amount is determined to be more than $175,000, you shall immediately pay the Company the difference between what you have been paid by the Company through June 4, 1998, and $175,000. During such time as you are receiving benefits under this paragraph 2, you shall not accrue or be entitled to any vacation benefits, any bonus, or any other payments other than those specifically provided for in this letter agreement. The Company may deduct from any payments otherwise due to you under this letter agreement such withholding taxes and similar governmental payments and charges as may be required.

       (b) Stock Options. The Company has previously issued to you three stock option agreements (the "Option Agreements"): (i) an agreement dated February 22, 1994 under which you were granted incentive stock options to acquire 189,067 shares of the Company's common stock, after giving effect to a prior partial exercise; (ii) an agreement dated January 10, 1997 under which you were granted incentive stock options to acquire 57,364 shares of the Company's common stock, subject to vesting as provided therein; and (iii) an agreement dated January 10, 1997 under which you were granted nonqualified stock options to acquire 92,636 shares of the Company's common stock, subject to vesting as provided therein. The Company will amend the Option Agreements to: (1) acknowledge that all incentive stock options

Mr. Howard Berke
June 4, 1997
Page 3


issued pursuant to the Option Agreements will now have the status of nonqualified stock options; (2) permit you to exercise the stock options under the Option Agreements, regardless of their original terms, during the period commencing on the Termination Date and ending on the date which is the fifteenth-month anniversary of the Company's 1997 Annual Meeting of Stockholders (or special meeting in lieu thereof) (the "Amended Option Exercise Period"); and (3) permit stock options under the Option Agreements to continue to vest in accordance with the provisions of the Option Agreement during the Amended Option Exercise Period or until such earlier time as you are reemployed in any capacity by any employer, with the vesting of all then-unexercisable stock options to cease on the date on which the Amended Option Exercise Period terminates or at such earlier time as you are reemployed in any capacity by any employer; provided, however, that, in the event of your reemployment, all unexercised options which had vested as of the date you became reemployed shall remain exercisable during the Amended Option Exercise Period.

       (c) Medical Insurance. Your rights under the so-called COBRA statute (which gives you the right to continue participating in the Company's group medical insurance plans for a period of time at your own expense) shall become effective as of the date of this letter agreement. For the period from June 5, 1997, through June 4, 1998, or until you become eligible for group health insurance from a new employer offering substantially equal group health insurance, whichever is sooner, the Company will pay the same portion of the premium for your existing medical insurance as it would have paid (and you will pay the same portion of the premium for such insurance as you would have paid) if you had continued to be employed at the Company. You will notify Ms. Elisabeth Eatman of the Company in a writing delivered to her at the address set forth above in paragraph 2(a) above, within 72 hours of accepting any such insurance eligibility upon reemployment. Nothing herein shall prevent the Company from making changes in such group medical insurance plan, to the extent that such changes are generally applicable to employees of the Company.

       (d) Pension Plans. For purposes of the Company's 401-k Plan, the Company shall treat you as being an active employee for the Severance Pay Period.

       (e) Group Life Insurance. Your coverage under the group term life insurance and disability insurance policies maintained by the Company for employees has been terminated as of the Effective Date.

       (f) Vacation Pay. You acknowledge that the Company has paid you the full amount of your vacation pay accrued and unpaid through June 4, 1997.
You further acknowledge that the Company has paid you for 269.61 hours of vacation pay (an aggregate of $22,683.64 before withholding or deductions) as of such date, and that you are not accruing and will not accrue additional vacation pay.

       (g) Use of Company Resources. The Company will provide you with access to the following resources for the period from June 5, 1997, through June 4, 1998, or such time as you are reemployed in any capacity by any employer as set forth in paragraph 2(a) and 2(c) above, whichever comes first: voicemail, e-mail, internet connectivity, notebook computer, pager and cellular telephone for use in connection with your search for reemployment. Upon the event of reemployment, you will notify Ms. Elisabeth Eatman as set forth in paragraphs 2(a) and 2(c) above.

Mr. Howard Berke
June 4, 1997
Page 4


       (h) No Other Benefits. You acknowledge that, except as set forth below in paragraphs 2, 3 and 4(a), the Company has previously paid all amounts payable to you under all other compensation or reimbursement arrangements, if any. From and after the date of this letter agreement you shall have no right to compensation or benefits beyond those specifically provided for in this letter agreement, including but not limited to, rights to disability insurance, group term life insurance, reimbursement of travel and other expenses, reimbursement of automobile expenses, or rights to travel and accident insurance.

       (i) Return of Company Property and Retrieval of Personal Effects. You acknowledge that you have returned to the Company as of the Termination Date all property of the Company, including any keys, Company documents and files, and computer disks or files in your possession, custody or control. Notwithstanding the foregoing, you shall be entitled to continue to use in accordance with the provisions of paragraph 2(g) above the notebook computer belonging to the Company but assigned to you. You further acknowledge that you have retrieved from the Company as of the Effective Date all of your personal effects.

     3. Consultant to the Company. You agree to serve as a consultant to the Company from time-to-time during the period from June 5, 1997, through December 4, 1997, at the request of the Board of Directors to assist the Company in making an orderly transition to a new President and Chief Executive Officer. Notwithstanding the foregoing, the Company shall provide reasonable notice to you as to any request for consulting during this period, in that the Company recognizes that you will be seeking to obtain new employment and will need a reasonable notice to arrange your schedule accordingly. The Company further agrees to pay reasonable out-of-pocket expenses (including travel) incurred by you in consulting for the Company during this period. Except as specifically retained by the Board, in its sole discretion, you will play no further role in the ongoing operations of the Company except in your capacity as a member of the Board of Directors, for however long you continue in said capacity. The Company will not provide you with any benefits in your capacity as independent consultant.

     4. Release. In return for the payments and benefits provided to you as set forth in paragraph 2 above, YOU AGREE TO EXECUTE A FINAL AND BINDING GENERAL RELEASE AND WAIVER OF ALL CLAIMS (THE "RELEASE AND WAIVER") AGAINST THE COMPANY, ITS OFFICERS, DIRECTORS, ATTORNEYS, EMPLOYEES, AGENTS , REPRESENTATIVES, SUCCESSORS AND ASSIGNS IN THE FORM ATTACHED HERETO AS EXHIBIT A, WHICH WILL INCLUDE CLAIMS OF AGE DISCRIMINATION AND ALL OTHER CLAIMS ARISING OUT OF OR RELATING TO YOUR HIRING, EMPLOYMENT, OR TERMINATION OF EMPLOYMENT.

     5. Representation and Warranty. The Company represents and warrants that, to the best of its knowledge as of the date of this Agreement, it is not aware of any facts that would give rise to any claims by the Company against you.

     6.   Non-Disclosure, Confidentiality, and Cooperation.

       (a) Paragraphs 7, 8 and 12 through 20 of the Employment Agreement executed by you on January 3, 1994, attached at Exhibit B, remain in full force and effect and are incorporated herein by reference. You acknowledge and reaffirm that you remain bound by the terms and conditions of said

Mr. Howard Berke
June 4, 1997
Page 5


provisions. Except as set forth above, said Employment Agreement is terminated and of no further effect as of the Termination Date. You hereby acknowledge that, from and after the Termination Date, the Company will have no obligations to you, monetarily or otherwise, arising out of, under, or relating to said Employment Agreement, except as expressly provided in this Agreement.

       (b) You shall not disclose the terms of this letter agreement to any person, organization or agency, except as required by legal process and then only after notice is given by you to the Company such that, where feasible, the Company will have a reasonable opportunity to oppose disclosure. The foregoing is not intended to preclude you from disclosing the terms hereof to your counsel or your accountant or tax advisors.

       (c) You agree not to reveal or use any confidential information about the Company or any of its customers, officers, directors, attorneys, employees, or agents, or its operations or financial condition. The foregoing is not intended to preclude you from making confidential disclosures made on a need to know basis to your confidential advisors such as your counsel and your accountant.

       (d) Except as otherwise provided in this paragraph below, you represent and warrant that you have never commenced or filed, and covenant and agree never to commence, file, aid, solicit or in any way prosecute or cause to be commenced or prosecuted against the Releasees (as defined in the Release and Waiver) the bringing of any legal proceeding or the making of any legal claim against the Company by any state or federal agency or by any applicant for employment, employee or former employee of the Company ("third party action"), and further you shall not reveal any information about the Company to be used for, and shall not testify in, any third party action except as required to do so by properly issued subpoena and then only after giving the Company a reasonable opportunity to review any such subpoena and oppose the giving of any such testimony. Notwithstanding the foregoing, the Company and you agree that this letter agreement will not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission ("EEOC") to enforce the ADEA and other laws, and further agree that this letter agreement will not be used to justify interfering with your right to participate in an investigation or proceeding conducted by the EEOC . You represent and warrant that you knowingly and voluntarily waive all rights or claims arising prior to your execution of this letter agreement that you may have against the Releasees, or any of them, to receive any payment, benefit or remedial relief as a consequence of any charge filed with the EEOC and/or of any litigation concerning any facts alleged in any such charge.

       (e) Beginning on December 5, 1997, and thereafter for a period of two-and-one-half years, you will provide reasonable assistance to the Company with respect to matters as to which you have knowledge, including without limitation by providing any computer file access codes required by the Company. In particular, you will respond to questions which your successor or other Company officer, employees or directors may have as to matters which were within your area of responsibility while an officer or employee or director of the Company, and you will cooperate with the Company and, as may be requested, testify on behalf of the Company in any proceeding in which the Company is a party. To the extent you are asked to travel in order to fulfill the foregoing obligations, the Company will reimburse you for the reasonable out-of-pocket expenses which you may incur in connection with these obligations (other than attorney's fees). Notwithstanding the foregoing, nothing herein requires you to provide any consulting services to the Company from December 5, 1997, forward.

Mr. Howard Berke
June 4, 1997
Page 6


     7. Successors, Assigns. This letter agreement shall be binding upon and inure to the benefit of the respective legal representatives, heirs, successors, assigns and present and former employees and agents of the parties hereto to the extent permitted by law.

     8. Non-Assignment. You warrant and represent to the Company that you have not heretofore assigned or transferred or attempted to assign or transfer to any person any claim or matter recited in the Release and Waiver or any part or portion thereof, and agree to indemnify and hold harmless the Releasees from and against any claim, demand, damage, debt, liability, account, reckoning, obligation, cost, expense (including the payment of attorney's fees and costs actually incurred whether or not litigation be commenced), lien, action, and cause of action, based on, in connection with, or arising out of any such assignment or transfer or attempted assignment or transfer.

     9. Attorney's Fees. Each party shall bear his or its own attorney's fees and expenses.

     10. Non-Admission. Each party expressly disclaims any wrongdoing to the other and each agrees that by entering into this letter agreement neither admits any wrongdoing.

     11.  Representations and Recitals.  You represent that:

          (a) THE COMPANY HAS ADVISED YOU TO CONSULT WITH AN ATTORNEY OF YOUR CHOOSING CONCERNING THE RIGHTS WAIVED IN THIS LETTER AGREEMENT AND YOU HAVE DONE SO. YOU HAVE CAREFULLY READ AND FULLY UNDERSTAND THIS LETTER AGREEMENT, AND ARE VOLUNTARILY ENTERING INTO THIS LETTER AGREEMENT AND PROVIDING THE GENERAL RELEASE AND WAIVER OF CLAIMS.

          (b) YOU UNDERSTAND THAT YOU HAVE 21 DAYS TO REVIEW THIS LETTER AGREEMENT AND THE RELEASE AND WAIVER PRIOR TO THEIR EXECUTION. IF AT ANY TIME PRIOR TO THE END OF AT LEAST THE 21 DAY PERIOD YOU EXECUTE THIS LETTER AGREEMENT, YOU ACKNOWLEDGE THAT SUCH EARLY EXECUTION IS A KNOWING AND VOLUNTARY WAIVER OF YOUR RIGHT TO CONSIDER THIS LETTER AGREEMENT AT LEAST 21 DAYS AND IS DUE TO YOUR BELIEF THAT YOU HAVE HAD AMPLE TIME IN WHICH TO CONSIDER AND UNDERSTAND THIS LETTER AGREEMENT AND IN WHICH TO REVIEW THIS LETTER AGREEMENT WITH AN ATTORNEY.

          (c) YOU UNDERSTAND THAT FOR A PERIOD OF SEVEN DAYS AFTER YOU EXECUTE THIS LETTER AGREEMENT AND THE RELEASE AND WAIVER, YOU MAY REVOKE THE AGREEMENT AND THE RELEASE AND WAIVER OF CLAIMS BY GIVING NOTICE IN WRITING OF SUCH REVOCATION TO THE COMPANY, C/O CHAIRMAN OF THE BOARD OF DIRECTORS AT THE COMPANY'S HEADQUARTERS, WITH A COPY TO MICHELE A. WHITHAM, FOLEY, HOAG & ELIOT
LLP, ONE POST OFFICE SQUARE, BOSTON, MASSACHUSETTS 02109.   IF AT ANY TIME AFTER
THE END OF THE SEVEN-DAY PERIOD YOU ACCEPT ANY OF THE PAYMENTS OR BENEFITS PROVIDED BY THE COMPANY, AS DESCRIBED IN PARAGRAPH 2 OF THIS LETTER AGREEMENT, SUCH ACCEPTANCE WILL CONSTITUTE AN ADMISSION BY YOU THAT YOU DID NOT REVOKE THIS AGREEMENT DURING THE REVOCATION PERIOD AND WILL FURTHER CONSTITUTE AN ADMISSION BY YOU THAT THIS LETTER AGREEMENT HAS BECOME EFFECTIVE AND ENFORCEABLE.

Mr. Howard Berke
June 4, 1997
Page 7


          (d) YOU UNDERSTAND THE EFFECT OF YOUR WAIVER AND THAT YOU GIVE UP ANY RIGHTS YOU MAY HAVE, IN PARTICULAR BUT WITHOUT LIMITATION, UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT AND THE NEW HAMPSHIRE LAW AGAINST DISCRIMINATION (RSA 354-A:1 ET SEQ.).

          (e) YOU UNDERSTAND THAT YOU WOULD NOT BE ENTITLED TO THE SEVERANCE BENEFIT AND BENEFITS CONTINUATION DESCRIBED IN PARAGRAPH 2 HEREOF, EXCEPT TO THE EXTENT SUCH BENEFITS, IF ANY, WERE OTHERWISE PROVIDED FOR IN YOUR EMPLOYMENT AGREEMENT WITH THE COMPANY DATED JANUARY 3, 1994, AND ATTACHED HERETO AS EXHIBIT B, IF YOU DID NOT ENTER INTO THIS AGREEMENT.

     12. Challenge to Validity of Agreement. After the revocation period of seven days described in Paragraph 10(c) of this letter agreement has expired, this letter agreement and Release and Waiver shall be forever binding. You acknowledge that you may hereafter discover facts not now known to you relating to your hire, employment or cessation of employment, and agree that this letter agreement and your Release and Waiver shall remain in effect notwithstanding any such discovery of any such facts. You shall not bring a proceeding to challenge the validity of this letter agreement and Release and Waiver. Should you do so notwithstanding this Paragraph 12, you will first be required to pay back to the Company all remuneration received pursuant to Paragraph 2 hereof.

     13. Governing Law. This letter agreement shall be interpreted in accordance with New Hampshire law.

     14. Complete Agreement; Modification. This letter agreement recites the full terms of the understanding between us, and supersedes any prior oral or written understanding. It may be modified only in a writing signed by both parties.

     15. Execution. This letter agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

     Please note that you have 21 days to accept the offer set forth herein, and may revoke your acceptance within 7 days of signing, in which case this letter agreement (other than the provisions of paragraph and paragraphs 5(a) through (c) and the Release and Waiver shall be void.

                               * * * *

Mr. Howard Berke
June 4, 1997
Page 8


     If you agree to the foregoing, please execute and return to the undersigned the enclosed copy of this letter agreement and the Release and Waiver. Your signing of this letter agreement and the Release and Waiver will result in the formation of a binding contract between you and the Company under seal, subject to your right to revoke your acceptance of this letter agreement and the Release and Waiver within seven days of signing.

                                   WHITE PINE SOFTWARE, INC.



                                   By: /s/ Arthur Bruno
                                      -----------------------
                                   Title: Chairman



I HAVE BEEN ADVISED BY MY COUNSEL OF THE RIGHTS WAIVED HEREIN. I HAVE THOROUGHLY DISCUSSED ALL ASPECTS OF THIS LETTER AGREEMENT WITH MY ATTORNEY, I HAVE CAREFULLY READ AND FULLY UNDERSTAND IT, AND I AM VOLUNTARILY ENTERING INTO THE LETTER AGREEMENT AND PROVIDING THE RELEASE AND WAIVER.

Date: 8/28/97                      /s/ Howard Berke
                                ----------------------------------------

                                      Exhibit A

                     GENERAL RELEASE AND WAIVER OF ALL CLAIMS
              (INCLUDING AGE DISCRIMINATION IN EMPLOYMENT ACT CLAIMS)


     In consideration of the payments, benefits and other agreements set forth in the letter agreement dated June 4, 1997, between White Pine Software, Inc. ("the Company") and myself (to which this General Release and Waiver Of All Claims is attached), I hereby voluntarily release and forever discharge the Company and its subsidiaries (direct and indirect), affiliates, related companies, divisions, and predecessor and successor companies, and each of their present, former and future controlling shareholders, officers, directors, employees, agents, representatives and attorneys (collectively, the "Releasees") from all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, promises, damages, judgments, demands and claims whatsoever, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, including but not limited to claims arising under the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Americans With Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, the New Hampshire Law Against Discrimination (RSA 354-A:1 et seq.), the common law of New Hampshire, and all other claims which I ever had, or now have, or hereafter can, shall or may have, for, upon or by reason of any matter or cause whatsoever arising from the beginning of the world to the date of the execution of this Release out of or in any way related to my hiring or employment by the Company, or the termination of that employment, or any related matters.

     This Release shall neither add to nor diminish any rights to indemnification that I may have as a former officer (i) under common law,
(ii) under the indemnification by-laws of the Company, as they may exist from time to time, or (iii) under any directors and officers insurance policy that may be maintained by the Company from time to time.

     This Release shall not preclude me from asserting any defense or counterclaim against any Releasee in a suit brought against me by the Releasee, provided that (x) such defense or counterclaim is related to the subject matter of the litigation initiated by the Releasee (and is not related to the circumstances of the termination of my employment), and (y) any such counterclaim shall not entitle me to any monetary recovery against such Releasee, but may only be applied as an offset against damages otherwise payable by me to the Releasee.

Date: 8/28/97                           /s/ Howard Berke
                                    -----------------------------------------

Signed and sealed in the presence of:



/s/ Kevin W. Miner
-------------------------------------
Notary Public
My commission expires: December 20, 2000